EXHIBIT 2.2
                                                                     -----------





                 DATED                                    2004



                               DT HOLDINGS LIMITED

                                     - and -

                            FIRST DT HOLDINGS LIMITED

                                     - and -

                           SECOND DT HOLDINGS LIMITED

                                     - and -

                           PRESS ACQUISITIONS LIMITED








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                                    TAX DEED

                   relating to sale and purchase of shares in

                             TELEGRAPH GROUP LIMITED

               ---------------------------------------------------


                                                    HERBERT SMITH
                                                    Exchange House
                                                    Primrose Street
                                                    London EC2A 2HS
                                                    Tel: 020 7374 8000
                                                    Fax: 020 7374 0888
                                                    Ref: 3885/5586/30842351
                                                    10\839795_7


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                                    TAX DEED


THIS DEED made on                                                           2004

BETWEEN:

1.       The persons listed in Schedule 1 to this Deed (the "COVENANTORS");

2. PRESS ACQUISITIONS LIMITED, a company incorporated in England and Wales (registered number 5098596) and whose registered office is at 3rd Floor, 20 St James's Street, London, SW1A 1ES (the "PURCHASER").

WITNESSES as follows:

1.       INTERPRETATION

1.1      In this Deed the following definitions are used:

         "ACCOUNTS DATE" means 31 December 2003;

         "AGREEMENT" means the agreement of even date herewith and made between the Covenantors and the Purchaser for the sale and purchase of all the issued share capital of the Company;

         "CLAIM" means any notice, demand, assessment, return, account, letter or other document issued or prepared or action taken from which it appears that a liability for taxation is to, or may, fall on the Company or any of the Subsidiaries;

         "COMPANY" means Telegraph Group Limited, a company incorporated in England and Wales with registered number 00451593 and whose registered office is at 1 Canada Square, Canary Wharf, London E14 5DT;

         "COMPLETION" means completion of the sale and purchase of the shares of the Company in accordance with the terms of the Agreement;

         "COMPLETION DATE" means the date hereof;

         "EVENT" means an event, act, transaction or omission, including (without limitation) the execution or performance of the Agreement;

         "FINANCIAL LIMITATIONS" means the financial limitations on the Covenantor's liability contained in clauses 8.6 and 8.7 of the Agreement;

         "GROUP RELIEF" means:

         A. relief surrendered or claimed pursuant to Chapter IV of Part X of the Taxes Act;

         B.       advance corporation tax surrendered or claimed pursuant to
                  Section 240 of the Taxes Act; and

         C.       any refund of taxation surrendered or claimed pursuant to
                  Section 102 of the Finance Act 1989;

         "INCOME, PROFITS OR GAINS" shall include income, profits or gains which are deemed to have been earned, accrued or received for the purposes of any taxation;


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         "LIABILITY FOR TAXATION" means:

         A. a liability of the Company or any of the Subsidiaries to make a payment of any taxation;

         B. the utilisation of a Purchaser's Tax Relief in circumstances where, but for such utilisation, a liability for taxation mentioned in A above would have arisen in respect of which the Purchaser would have been able to make a valid claim under this Deed; or

         C. the loss of or failure to obtain a Purchaser's Tax Relief (other than a Tax Relief arising after the Working Capital Date and not in respect of any event occurring on or before the Working Capital Date), and references to an "'A' Liability for Taxation", a "'B' Liability for Taxation" and a "'C' Liability for Taxation" shall be construed accordingly;

         "PURCHASER'S TAX RELIEF" means:

         A. any Tax Relief arising after the Working Capital Date and not in respect of any event occurring on or before the Working Capital Date; and

         B. any Tax Relief or right to receive payment for Group Relief to the extent that it is shown as an asset in the Working Capital Statement or was taken into account in computing any provision for taxation in the Working Capital Statement;

         C. if Completion occurs on 30 July 2004 or 29 October 2004 and to the extent not within sub-paragraph A. of this definition, any Group Relief surrendered by a member of the Purchaser's Group to the Company or any Subsidiary in respect of the period commencing immediately after Completion.

         "SUBSIDIARIES" means the companies the details of which are set out in
         Schedule 2 to this Deed;

         "TAX AUTHORITY" means any statutory, governmental, state, provincial, local governmental or municipal authority, body or official with responsibility in that capacity for taxation;

         "TAX RELIEF" means:

         A.       any relief, allowance or credit in respect of any taxation;

         B. any deduction in computing income, profits or gains for the purposes of any taxation; and/or

         C.       any right to repayment of taxation;

         "TAXATION" or "TAX" means all forms of taxes, duties and charges in the nature of taxation including, without limitation, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, capital gains tax, advance corporation tax, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, value added tax, customs duties, excise duties, national insurance and other similar contributions, and any other taxes,

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         duties or withholdings corresponding to, similar to, replaced by or replacing any of them together with any interest, penalty or fine in connection with any such taxation and regardless of whether any such taxes, duties, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company, any of the Subsidiaries or any other person and of whether any amount in respect of any of them is recoverable from any other person; and

         "TAXES ACT" means the Income and Corporation Taxes Act 1988.

1.2 In this Deed, "stamp duty" means stamp duty which it is necessary to discharge in order to effect registration in respect of the holding of an asset or to establish title to an asset or to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or referee.

1.3 Any word or expression defined in the Agreement shall, save as otherwise defined or as the context may otherwise require in this Deed, have the same meaning in this Deed and the provisions of sub-clauses
         1.2 to 1.4 of the Agreement shall apply to this Deed as if expressly set out herein save that references to the expression "this Agreement" shall be replaced by references to the expression "this Deed".

1.4 No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to the Deed.

2.       COVENANT

         Subject to the provisions of clause 3 of this Deed and sub-clauses 8.4, 8.5, 8.6, 8.7 and 8.10 of the Agreement, the Covenantors jointly and severally covenant with the Purchaser that they will pay to the Purchaser by way of repayment of the consideration payable for the Shares an amount calculated in accordance with clause 4 below:

2.1      in respect of any Liability for Taxation which has arisen:

         2.1.1 as the result of any event occurring or deemed to occur for the purposes of taxation on or before the Working Capital Date; or

         2.1.2 as a result of income, profits or gains earned, accrued or received on or before the Working Capital Date; or

         2.1.3 as a result of the Company or any of the Subsidiaries ceasing, or being deemed to cease, to be a member of any group or associated with any other company for the purposes of any taxation on or before Completion; or

         2.1.4 as a result of any failure by any member of the Vendor's Group to discharge that taxation which results in the Company or any of the Subsidiaries becoming liable to pay or bear any taxation chargeable directly or primarily against or attributable directly or primarily to any member of the Vendor's Group.

3.       LIMITATIONS

3.1 The Covenantors shall not be liable under clause 2 above or in respect of any breach of the Tax Warranties:


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         3.1.1    to the extent that provision or reserve has been made for the
                  Liability for Taxation as a liability in the Working Capital Statement;

         3.1.2 to the extent that the Liability for Taxation would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser, the Company or any of the Subsidiaries or by any of their respective employees, agents or successors in title provided that the following acts and omissions shall not be treated as voluntary for the purposes of this limitation 3.1.2:

                  (A) any act or omission carried out or effected in the ordinary course of business of the Company or the relevant Subsidiary (as carried out at Completion);

                  (B) any act or omission carried out or effected pursuant to a legally binding obligation entered into by the Company or the relevant Subsidiary prior to Completion;

                  (C) any act or omission carried out or effected at the written direction of or at the written request of the Covenantors;

                  (D) the presentation of a document to the relevant Tax Authority of any document for the purpose of paying any stamp duty (for the avoidance of doubt, interpreted in accordance with clause 1.2 of this
                           Deed) in respect of that document provided that the act of bringing a document executed outside the United Kingdom into the United Kingdom shall not be excluded from constituting a voluntary act by this sub-clause (D).

         3.1.3 to the extent that the Liability for Taxation arises or is increased as a result only of:

                  (A) an increase in rates of taxation made after the Working Capital Date with retrospective effect;

                  (B) any change in generally accepted accounting practice introduced after the Accounts Date; or

                  (C) the passing of any legislation, or making of any subordinate legislation or a change in law (or a change in judicial interpretation of the law) or a change in practice of a Tax Authority after the Working Capital Date;

         3.1.4 to the extent that the Liability for Taxation would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or any of the Subsidiaries after Completion to make any claim election or give any notice or consent or do any other thing the making or giving or doing of which was taken into account in computing the provision or reserve for taxation in the Working Capital Statement;

         3.1.5 to the extent that the Liability for Taxation would not have arisen but for a disclaimer (of capital allowances or any other Tax Relief) or a revision to or revocation of a claim therefor where such revision or disclaimer is caused or made by the Company or any of the Subsidiaries after Completion;


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         3.1.6    to the extent that the income, profits or gains in respect of which that Liability for Taxation arises were actually earned, accrued or received by the Company or any of the Subsidiaries in the period from 1 January 2004 to the Working Capital Date but were not reflected in the Working Capital Statement;

         3.1.7 to the extent that the Liability for Taxation arises or is increased as a consequence of any failure by the Purchaser, the Company and/or any of the Subsidiaries to comply with any of their respective obligations under clauses 7, 10 and 11 of this Deed;

         3.1.8 to the extent that a Relevant Company (as defined in sub-clause 5.3 of this Deed) has been assessed to corporation tax in the name of the Company or any of the Subsidiaries pursuant to Section 767A of the Taxes Act in respect of the same Liability for Taxation;

         3.1.9 to the extent that it would not have arisen but for a change in the accounting reference date or of any accounting principles or practice of the Company or of any of the Subsidiaries adopted after Completion, provided that this limitation 3.1.9 shall not apply where such change is necessary to comply with generally accepted accounting practice in the UK applicable at Completion;

         3.1.10 to the extent that the Purchaser makes or has made recovery in respect of that Liability for Taxation under any provision of the Agreement;

         3.1.11 to the extent that any Tax Relief (other than a Purchaser's Tax Relief) is available to relieve or mitigate that Liability for Taxation (or is for no consideration made available by the Covenantors to the Company or any of the Subsidiaries) or would have been so available but for the setting off of the Tax Relief against profits or a Liability for Taxation, in either case in respect of which the Covenantors would not (ignoring the financial limitations) have been liable to make a payment under this Deed;

         3.1.12 to the extent that the Liability for Taxation arises or is increased as a result of any delay or default by the Purchaser or the relevant Company or Subsidiary in paying over to any Tax Authority any amount received from the Covenantors or any of them under this Deed or for breach of the Tax Warranties;

         3.1.13 to the extent that an amount in respect of the Liability for Taxation has already been recovered by the relevant Company or Subsidiary from another person (not being the Purchaser, the Company or any of the Subsidiaries);

         3.1.14 to the extent that the Liability for Taxation has been discharged before the Working Capital Date (and so that any instalment payments of corporation tax made in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) prior to the Working Capital Date shall be treated for the purposes of this Deed as wholly attributable to the accounting period deemed to end at the Working Capital Date (reducing the liability deemed to arise in respect of that deemed period to a minimum of zero);

         3.1.15 to the extent that the Liability for Taxation has been made good by insurers or otherwise compensated for without cost to the Purchaser or the Company or any of the Subsidiaries;


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         3.1.16   to the extent that the Liability for Taxation would not have arisen but for a cessation of, or any changes in the conduct of, any trade carried on by the Company or any of the Subsidiaries at Completion, being a cessation or change occurring after Completion; or

         3.1.17 if Completion occurs on 30 July 2004 or 29 October 2004, to the extent that the Liability for Taxation arises in respect of any event outside the ordinary course of trading of the Company in the period commencing immediately after Completion and ending on (and including) the Working Capital Date.

4.       AMOUNT OF LIABILITY

4.1 In the event that the Covenantors are liable to make any payment under clause 2 the amount of that payment shall be equal to:

         4.1.1 in respect of an 'A' Liability for Taxation, the amount of the liability to make the relevant payment;

         4.1.2 in respect of a 'B' or 'C' Liability for Taxation, the amount of any liability to make a payment of taxation which would not have been made or become due had there been no such utilisation of the Purchaser's Tax Relief in the case of a 'B' Liability for Taxation or no such loss or failure to obtain the Tax Relief in question in the case of a 'C' Liability for Taxation, and (in any case) the amount of any costs and expenses reasonably and properly incurred by the Purchaser, the Company and/or any of the Subsidiaries in investigating, assessing or contesting any such Liability for Taxation as gives rise to the liability of the Covenantors under this Deed.

5.       COUNTER-INDEMNITY

5.1 The Purchaser hereby covenants with each of the Covenantors to hold the Covenantors indemnified and to keep them indemnified against:

         5.1.1 any taxation liability or increased taxation liability of any of the Covenantors or their subsidiaries which arises as a result of or by reference to any reduction or disallowance of group relief that would otherwise have been available to the relevant Covenantor or any subsidiary of the Covenantor to the extent that such reduction or disallowance occurs as a result of or by reference to any total or partial withdrawal or disclaimer effected by the Company or any of the Subsidiaries after the Completion Date of any claim for the surrender of group relief by the Company or any of the Subsidiaries submitted to the Inland Revenue on or before the Completion Date in respect of any accounting period ended on or before the Completion Date save where any such withdrawal or disclaimer is effected at the express instigation or with the consent in writing of the Covenantors; and

         5.1.2 any costs and expenses reasonably and properly incurred by any of the Covenantors or their subsidiaries in investigating, assessing or contesting any such taxation liability or increased taxation liability as gives rise to the liability of the Purchaser under this clause 5.


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         5.2      Where an assessment is made on a Relevant Company as defined in sub-clause 5.3 below in respect of a corporation tax liability of the Company or any Subsidiary the Purchaser covenants to indemnify each Relevant Company in respect of that proportion of the assessment:

         5.2.1 which arises as a result of the failure of the Purchaser or the Company or the Subsidiary to apply a Relevant Amount as defined in sub-clause 5.4 below to discharge a liability for taxation to which that Relevant Amount relates; or

         5.2.2 which relates to any liability for taxation which arises in respect of any event occurring or deemed to occur for the purposes of taxation after Completion or any liability for taxation which arises as a result of income, profits or gains earned, accrued or received after Completion;

         provided that the Purchaser shall not be liable to indemnify any Relevant Company in respect of any Liability for Taxation in respect of which the Covenantors would have had a liability to make a payment under this Deed (ignoring the effect of the financial limitations and clause 3.1.8).

5.3      "RELEVANT COMPANY" for the purposes of sub-clause 5.2 above means:

         5.3.1 any company which had control of the Company or the Subsidiary for the purposes of Section 767A(2) or Section 767AA of the Taxes Act at any time before Completion;

         5.3.2 any company of which a company falling within paragraph 5.3.1 above has at any time had control for the purposes of Section 767A(2) of the Taxes Act; or

         5.3.3 any company which was a member of the same group as the Company (or the Subsidiary) within the meaning of Section 190 of the TCGA.

5.4      "RELEVANT AMOUNT" for the purposes of sub-clause 5.2 above means:

         5.4.1    an amount provided for in the Working Capital Statement; or

         5.4.2 an amount paid by any of the Covenantors to the Purchaser pursuant to clause 2 of this Deed.

6.       OVER-PROVISIONS AND REFUNDS

6.1      If:

         6.1.1 the auditors for the time being of the Company or the relevant Subsidiary shall certify (at the request and expense of the Covenantors) that any provision for taxation in the Working Capital Statement has proved to be an over-provision;

         6.1.2 the auditors for the time being of the Company or the relevant Subsidiary shall certify (at the request and expense of the Covenantors) that any liability for taxation which has resulted in a payment having been made or becoming due from the Covenantors under this Deed or under the Tax Warranties will give rise to a Tax Relief for the Company or any of the Subsidiaries which would not otherwise have arisen and shall further certify the value of that Tax Relief (taking into account timing differences), the amount certified shall be dealt with in accordance with sub-clause 6.2; or


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         6.1.3    the Company or the relevant Subsidiary shall become entitled to any repayment of corporation tax overpaid by the Company or the relevant Subsidiary in respect of any period ending on or before the Working Capital Date which (a) was not taken into account in the Working Capital Statement and (b) is not a repayment made as a result of a surrender of Group Relief in accordance with Clause 11, then any such amounts shall be dealt with in accordance with sub-clause 6.2.

6.2 Where it is provided under sub-clause 6.1 that any amount (the "RELEVANT AMOUNT") is to be dealt with in accordance with this sub-clause 6.2:

         6.2.1 the Purchaser shall, or shall procure that the Company or relevant Subsidiary shall, notify the Covenantors (and provide the Covenantors with full details thereof) as soon as reasonably practicable, and in any event within four Business Days of it coming to the notice of the Purchaser, the Company or any Subsidiary that there is likely to be an over provision, Tax Relief or right of repayment as referred to in sub-clause 6.1, and the Purchaser shall provide prompt replies to reasonable enquiries by the Covenantors and their agents, and provide reasonable assistance and information, in relation to these matters;

         6.2.2 the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Deed or for breach of the Tax Warranties;

         6.2.3 to the extent there is an excess, the Purchaser shall procure that a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed or for breach of the Tax Warranties and not previously refunded under this sub-clause up to the amount of such excess; and

         6.2.4 to the extent that the excess referred to in paragraph 6.2.3 of this sub-clause is not exhausted under that paragraph, the remainder of that excess (an "EXCESS RELEVANT AMOUNT") shall, subject to clause 6.2.5, be paid to the Covenantors within ten business days of the certification or receipt giving rise to the Relevant Amount;

         6.2.5 no payment shall be made pursuant to sub-clause 6.2.4 above unless and until the aggregate amount of the liability of the Purchaser in respect of all Excess Relevant Amounts exceeds (pound)1 million, in which case only the excess shall be payable.

6.3 Where any such certification as is mentioned in sub-clause 6.1 of this clause has been made, the Covenantors or the Purchaser may (at their/its own expense) request the auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

6.4 If the auditors certify under sub-clause 6.3 of this clause that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 6.2 of this clause as the Relevant Amount, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution


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         shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

7.       RECOVERY FROM OTHER PERSONS

7.1 If any payment becomes due from the Covenantors under clause 2 of this Deed or for breach of the Tax Warranties and the Company or any of the Subsidiaries either:

         7.1.1 is immediately entitled at the due date for the making of that payment to recover from some other person (not being the Company or any of the Subsidiaries but including, without limitation, any Tax Authority) any sum in respect of the Liability for Taxation that has resulted in that payment becoming due from the Covenantors; or

         7.1.2 becomes entitled at some subsequent date to make such a recovery,

         the Purchaser shall procure that the Company or the Subsidiary entitled to make that recovery shall (in either of those cases) promptly notify the Covenantors of their entitlement and shall, if so required by the Covenantors and at the Covenantors' sole expense, procure that the Company or the relevant Subsidiary shall take all appropriate steps to enforce that recovery (keeping the Covenantors fully informed of the progress of any action taken) and shall account to the Covenantors for whichever is the lesser of:

         (A) any sum so recovered (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any tax chargeable on the Company or relevant Subsidiary in respect of that interest) after deduction of all costs and expenses incurred by the Company or the relevant Subsidiary in enforcing such recovery; and

         (B) the aggregate of the amount paid by the Covenantors pursuant to clause 2 or for breach of the Tax Warranties in respect of the Liability for Taxation in question and any interest (after tax) and any repayment supplement paid by the Tax Authority or other person in respect of the sum recovered.

8.       DUE DATE FOR PAYMENT

8.1 Where the Covenantors become liable to make any payment pursuant to clause 2 or sub-clause 8.4 of this Deed the due date for the making of that payment shall be:

         8.1.1 (save as mentioned in paragraph 8.1.2 below and subject to the provisions of sub-clause 8.2 below), the date falling ten Business Days after the date when the Covenantors have been notified by the Company or the Purchaser or any of the Subsidiaries, that the Covenantors have a liability for a determinable amount under clause 2 or sub-clause 8.4; or

         8.1.2 in respect of an 'A' Liability for Taxation only, the date (if later than that specified in paragraph 8.1.1 above) two Business Days prior to:

                  (A) in the case of tax in respect of which there is no provision for payment by instalments, the latest date on which the tax in question can be paid to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing;


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                  (B)      in the case of tax in respect of which there is
                           provision for payment by instalments, each date on which an instalment of such tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Purchaser to the Covenantors at least five Business Days prior to each such date);

                  (C) in the case of a payment relating to Group Relief, the date on which the repayment of the Group Relief is payable to the person demanding the same; or

         8.1.3 in the case of a 'B' Liability for Taxation or a 'C' Liability for Taxation only the equivalent date (if later than that specified in paragraph 8.1.1 above) to the date in paragraph
                  8.1.2 above for the tax which is payable by the Company or any of the Subsidiaries which would not have been payable had there been no utilisation of the Purchaser's Tax Relief in the case of a 'B' Liability for Taxation, or no loss or failure to obtain the Purchaser's Tax Relief in the case of a 'C' Liability for Taxation.

8.2 Notwithstanding the provisions of sub-clause 8.1 above, if the date on which tax to which this clause applies can be recovered is deferred following application to the appropriate Tax Authority and the Covenantors indemnify the Purchaser and the Company and the Subsidiary concerned to their reasonable satisfaction, the date for payment by the Covenantors (if later than that specified in paragraph 8.1.1 above) shall be the earlier of the date on which the tax becomes recoverable by the relevant Tax Authority (notwithstanding any initial deferral) and such date when the amount of tax is finally and conclusively determined. For this purpose, an amount of tax shall be deemed to be finally and conclusively determined when, in respect of such amount, an agreement under Section 54 of the Taxes Management Act 1970 is made, or a decision of a court or tribunal is given or any binding agreement or determination is made from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

8.3 Where the Purchaser becomes liable to make any payment pursuant to clause 5, 6 or clause 7 of this Deed the due date for payment shall be as follows:

         8.3.1 in respect of a liability to make a payment under clause 5, the date falling two Business Days before the last date upon which the relevant Covenantor would have to pay the taxation that has given rise to the liability of the Purchaser under clause 5 in order to avoid incurring a liability to pay interest or a charge or penalty;

         8.3.2 in respect of a liability to make a payment under clause 6, the date falling two Business Days after the amount of any over provision or the amount by which the liability to tax of the Purchaser, the Company or any Subsidiary is reduced by reason of the Tax Relief, is determined in accordance with the provisions of clause 6; and

         8.3.3 in respect of a liability to make a payment under clause 7, the date falling two Business Days after the date when the Purchaser, the Company or the relevant Subsidiary has received any sum as is referred to in clause 7.1.2 (A) of this Deed.

8.4 If any payment required to be made under this Deed is not made by the due date for the making thereof as described in sub-clauses 8.1, 8.2 and 8.3 above, then the party required to make the payment ("the payer") shall pay to the party entitled to receive the payment ("the payee") interest from that due date until the date when the payment is actually made calculated on a daily basis at the rate of 2% per annum above the base rate from time to time of Barclays Bank PLC, less the amount by which the payee is compensated for late payment by virtue of the payer's relevant liability under clauses 2 or 5 (as the case may be) extending to interest.

9.       DEDUCTIONS OR WITHHOLDINGS

9.1 Any payment made under clauses 2 or 5 of the Deed shall be made free and clear of all taxation whatsoever save only for any deductions or withholdings required by law.

9.2 If any deductions or withholdings are required by law to be made in respect of any such payment or if any such payment is subject to any taxation in the hands of the payee the payer shall be liable to pay to the payee such further sums as shall ensure that the aggregate of the sums paid or payable under this sub-clause and the payment shall, after deducting therefrom all deductions or withholdings from, or taxation liabilities in respect of such aggregate amount leave the payee with the same amount as it would have been entitled to receive under clauses 2 or 5 in the absence of any such deductions, withholdings or taxation liabilities.

9.3 Sub-clauses 9.1 and 9.2 above shall not apply to the extent that the deduction, withholding or tax would not have arisen but for:

         9.3.1 the payee not being tax resident in the UK, or having some connection with a territory outside the UK; or

         9.3.2 an assignment by the payee of any of its rights under the Agreement or this Deed.

10.      CLAIMS PROCEDURE

10.1 Upon the Purchaser or the Company or any of the Subsidiaries becoming aware of any Claim being made against the Company or any of the Subsidiaries in respect of a liability for taxation which may give rise to a liability under this Deed or under the Agreement for breach of the Tax Warranties, the Purchaser will or will procure that the Company or the relevant Subsidiary will, as soon as reasonably practicable and in any event within twelve Business Days of becoming so aware give notice of the Claim to the Covenantors specifying the extent to which the Purchaser, the Company or the Subsidiary concerned knows, or could make itself by reasonable endeavours aware, of the events giving rise to the Claim and the amount of taxation involved, and the Purchaser shall procure that the Company or the Subsidiary concerned will take such reasonable action and give such reasonable information and assistance in connection with the affairs of the Company or that Subsidiary as may be both reasonably requested in writing by the Covenantors and reasonably necessary to avoid, resist, appeal or compromise the Claim.

10.2 The Covenantors shall themselves be entitled to take such action as is reasonably necessary to avoid, dispute, resist, appeal, compromise or defend the claim in the name of the Company or the relevant Subsidiary and to have the conduct of any incidental negotiations, in which case the Covenantors shall keep the Purchaser informed of all material matters relating to that action, provided that the Covenantors shall indemnify the Purchaser, the Company and the Subsidiaries to the reasonable satisfaction of the Purchaser against all losses, costs, damages and expenses which are reasonably thereby incurred and in connection with such action taken by the Covenantors:

         10.2.1 the appointment of solicitors and other professional advisers to the Company shall be subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

         10.2.2 the Covenantors shall not submit any material correspondence, pleading, computation, return or other document and shall not make any settlement or compromise of the subject matter of the claim and shall not agree any matter in the conduct of any dispute in relation thereto which is likely materially to affect the future liability of the Company or the Subsidiaries to Taxation, in each case without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed; and

         10.2.3 save as otherwise expressly provided herein, the Purchaser shall procure that the Company shall give the Covenantors all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

10.3 The Purchaser shall not settle, make any admission of liability nor compromise any claim or matter which gives rise or may give rise to a liability of the Covenantors under this Deed without the prior written consent of the Covenantors, such consent not to be unreasonably withheld or delayed.

11.      CONDUCT OF TAX AFFAIRS

11.1 Subject to and in accordance with the provisions of this clause 11, the Covenantors or their duly authorised agents shall:

         11.1.1 prepare, submit, negotiate and otherwise deal with all computations and returns relating to taxation and correspondence relating thereto; and

         11.1.2 prepare, submit and deal with (or procure the preparation and submission of) all claims, elections, surrenders, disclaimers, notices and consents for taxation purposes;

         in respect of all periods relevant for taxation purposes of the Company or any of the Subsidiaries ending on or before the Accounts Date ("PRE-ACCOUNTS DATE PERIODS").

11.2 The Covenantors or their duly authorised agents shall deliver all documents prepared by the Covenantors in accordance with this clause 11 (the "TAX DOCUMENTS") to the Purchaser for authorisation and signing prior to submission. Subject to the provisions of this Clause 11, the Purchaser shall procure that the Tax Documents are so authorised and signed as soon as reasonably practicable by or on behalf of the Company or the relevant Subsidiary as appropriate without amendment unless manifestly incorrect, misleading or inaccurate. The Covenantors shall ensure that the Purchaser is afforded a reasonable opportunity to consider such computations and returns and make representations to the Covenantors prior to submission to the Tax Authority and shall take into account the Purchaser's reasonable comments.

11.3 The Purchaser shall procure that the Company and each of the Subsidiaries shall, to the extent they can lawfully do so, surrender to the Covenantors or to such third party as the Covenantors may specify all such relief for amounts available for surrender by way of Group Relief as the Covenantors may reasonably direct in respect of any Pre-Accounts Date Periods or in respect of any accounting period of the Company or any of the Subsidiaries during which Completion occurs ("CROSS-COMPLETION PERIODS") provided that the Purchaser shall not be obliged to procure anything pursuant to this sub-clause 11.3 to the extent that it would give rise to a Liability for Taxation in respect of which the Covenantors would (ignoring the financial limitations) have had a liability to make a payment under this Deed but in respect of which (taking into account the financial limitations) the Covenantors are not required to make a payment under this Deed.

11.4 Neither the Company nor any of the Subsidiaries shall be entitled to receive any payment or reward from the Covenantors or any other person in respect of the making of any such surrender as is referred to in sub-clause 11.3 above.

11.5 The Purchaser shall procure, in respect of any Pre-Accounts Date Periods or Cross-Completion Periods of the Company or any Subsidiary, that the Company or such Subsidiary shall forthwith make such claims and elections and give such consents including such provisional or final claims for set-off or to accept the surrender of Group Relief in respect of any of the said accounting periods as the Covenantors may reasonably direct in writing, provided that the Purchaser shall not be obliged to procure acceptance of Group Relief to the extent that the aggregate Group Relief accepted would thereby exceed the provision for corporation tax in the Working Capital Statement.

11.6 Where, pursuant to sub-clause 11.5 Group Relief is surrendered to the Company or relevant Subsidiary then the Purchaser shall procure that a payment will be made for such Group Relief surrender to the surrendering company of an amount in cash equal to the taxation saved by the recipient company as a consequence of the surrender of Group Relief to it (so that Group Relief surrendered to the recipient company pursuant to this clause 11 shall be deemed to reduce tax payable by the recipient before any Group Relief surrendered to the recipient by the Purchaser or any company (other than the Company or any Subsidiary) associated with the Purchaser) together with an amount equal to any interest and/or repayment supplement received by such company as a consequence of the surrender, provided that no payment shall be made to the extent that the Group Relief is surrendered against a Liability for Taxation in respect of which the Covenantors would (ignoring the financial limitations) have had a liability to make a payment under this Deed.

11.7 Any payment for Group Relief to be made pursuant to sub-clause 11.6 shall:

         11.7.1 to the extent that the surrender of Group Relief (or any surrender of Group Relief assumed to the Purchaser's reasonable satisfaction to be available in respect of the Cross-Completion Period) reduces a Liability for Taxation otherwise due on an instalment payment date (as defined in the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175) relating to the Cross-Completion Period, be made on that instalment payment date;

         11.7.2 to the extent that the surrender of Group Relief does not fall within sub-clause 11.7.1. above and reduces a Liability for Taxation which has already been paid at the time that the relevant surrender elections are made, be made on the date falling two Business Days after the date when a refund of taxation arising as a result of the surrender is received by the Company or the relevant Subsidiary; and

         11.7.3 to the extent that such payment represents interest or a repayment supplement, be made on the date falling two Business Days after the date when the interest or repayment supplement is received by the Company or the relevant Subsidiary.

11.8 Subject to the provisions of clause 10 and this clause 11 the Purchaser shall take full responsibility for the outstanding tax affairs of the Company and any Subsidiary in respect of accounting periods commencing after the Accounts Date and shall prepare and submit such computations and returns to the appropriate taxing authorities whether in the UK or elsewhere and deal with all negotiations, correspondence and agreements with respect thereto. The Purchaser shall procure that the Company and the Subsidiaries shall not submit any material correspondence, pleading, computation, return or other document which relates to any extent to a period before the Working Capital Date or any event occurring on or before the Working Capital Date and which is likely materially to affect the liability of the Covenantors under this Deed, without the prior written approval of the Covenantors, such approval not to be unreasonably withheld or delayed.

11.9 The Purchaser shall ensure that all communications with any Tax Authority which relate to an event in the period between the Accounts Date and the Working Capital Date which might affect the liability of the Covenantors under this Deed shall first be sent in draft to the Covenantors and the Purchaser will incorporate any reasonable comments of the Covenantors.

11.10 The Purchasers shall procure that the Covenantors and their duly authorised agents are (on reasonable notice in writing to the Purchasers) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Company and its Subsidiaries and such other reasonable assistance as may be reasonably be required to enable the Covenantors to discharge their obligations under this clause 11.

11.11 Where the Purchaser, the Company and/or any relevant Subsidiary (the "Paying Company") has made a payment for Group Relief pursuant to sub-clause 11.6 or otherwise the Covenantors will procure that the Paying Company is reimbursed within two Business Days after written demand is made therefor to the extent such Group Relief is not available.

11.12 Subject to Clause 11.13, the terms of this Clause 11 shall override and supersede any previous agreement relating to the surrender of Group Relief between the Company and any of the Subsidiaries and the Covenantors and any associated company of the Covenantors.

11.13 For avoidance of doubt, the Purchaser shall not be required to make payment for Group Relief under this Clause 11 in respect of the Group Relief surrender referred to in clause 5.4 of the Agreement and sub-clause 11.12 shall not apply to that surrender.

12.      NOTICES

         Clause 16 of the Agreement shall apply mutatis mutandis to any notice, approval, consent or other communication in connection with this Deed.

13.      GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

         Clause 17 of the Agreement shall apply mutatis mutandis to determine the governing law, jurisdiction and service of process in connection with this Deed.

IN WITNESS whereof the parties hereto have executed this Deed on the date first mentioned above.

SIGNED as a DEED by                 )
                                    )
duly authorised for and on behalf   )          .................................
of DT HOLDINGS LIMITED              )                    (Director)
in the presence of:                 )







SIGNED as a DEED by                 )
                                    )
duly authorised for and on behalf   )          .................................
of FIRST DT HOLDINGS                )                    (Director)
LIMITED                             )
in the presence of:                 )





SIGNED as a DEED by                 )
                                    )
duly authorised for and on behalf   )          ................................
of SECOND DT HOLDINGS               )                    (Director)
LIMITED                             )
in the presence of:                 )





SIGNED as a DEED by                 )
                                    )
duly authorised for and on behalf   )          .................................
of PRESS ACQUISITIONS               )                    (Director)
LIMITED in the                      )
presence of:                        )

                                   SCHEDULE 1

                                 THE COVENANTORS


NAME                                                          ADDRESS
----                                                          -------

DT Holdings Limited (registered number 02621255)              1 Canada Square
                                                              Canary Wharf
                                                              London E14 5DT


First DT Holdings Limited (registered number 2629934)         1 Canada Square
                                                              Canary Wharf
                                                              London E14 5DT

Second DT Holdings Limited (registered number 0417330)        1 Canada Square
                                                              Canary Wharf
                                                              London E14 5DT

                                   SCHEDULE 2

                                THE SUBSIDIARIES

                                           COUNTRY OF
                 NAME                    INCORPORATION          REGISTERED NUMBER      REGISTERED OFFICE
-----------------------------------      -------------          -----------------      -----------------
Hollinger Telegraph New Media                  UK                    03806441          1 Canada Square, Canary
Holdings Limited                                                                       Wharf, London, E14 5DT

Hollinger Telegraph New Media                  UK                    04048812          1 Canada Square, Canary
Limited                                                                                Wharf, London E14 5DT

Telegraph Publishing Limited                   UK                    01984132          1 Canada Square, Canary
                                                                                       Wharf,  London E14 5DT

The Spectator (1828) Limited                   UK                    01232804          56 Doughty Street, London
                                                                                       WC1N 2LL

Doubleclick (UK) Limited                       UK                    03434861          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

Electronic Telegraph Limited                   UK                    04014415          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

Telegraph Books Limited                        UK                    02002119          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

Telegraph (British) Limited                    UK                    03912775          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

Telegraph Trustees Limited                     UK                    01933296          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

The Evening Post Limited                       UK                    00213322          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

The Morning Post Limited                       UK                    01933369          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

                                           COUNTRY OF
                 NAME                    INCORPORATION          REGISTERED NUMBER      REGISTERED OFFICE
-----------------------------------      -------------          -----------------      -----------------
The Sunday Telegraph Limited                   UK                    00667848          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT

Young Telegraph Limited                        UK                    01985535          1 Canada Square, Canary
                                                                                       Wharf, London E14 5DT